Exhibit 10.1

ENDORSEMENT AGREEMENT

THIS ENDORSEMENT AGREEMENT (the “Agreement”) is made and entered into as of July 7, 2020, with an effective date of July 1, 2020, by and between Gerry L. “Bubba” Watson (“Professional”) on the one side and cbdMD, Inc., a North Carolina corporation and its wholly-owned subsidiary CBD Industries LLC, a North Carolina limited liability company on the other side (collectively referred to as the “Company”).

Recitals:

A. The Company or its subsidiaries produces and sells industrial hemp derived consumables and topicals with cannabinoids, including but not limited to, cannabidiol (“CBD”), and hemp products, under the brand cbdMD, including but not limited to CBD oil tincture drops, CBD oil tincture sprays, CBD oil capsules, CBD gummies, CBD topicals, CBD products for animals and CBD bath bombs (collectively, the “Products”).

B. Professional is a famous professional golfer whose endorsement has commercial value to the Company and its sale of the Products.

C. The Company and the Professional have previously entered into an Endorsement Agreement dated May 1, 2019 (the “Original Agreement”).

D. The Company and the Professional desire to restructure the terms of the Original Agreement and enter into a new agreement which revokes, replaces and supersedes the Original Agreement in its entirety, subject to the terms and conditions of this Agreement.

Agreements:

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. The term of this Agreement shall begin as of July 7, 2020, and end on December 31, 2022 (the “Term”), unless otherwise terminated as provided herein.

2. Name, Image, and Likeness. Professional grants to the Company, and the Company hereby accepts, a personal, non-exclusive, worldwide license during the Term to use Professional’s name, image, and likeness (collectively, the “Image”) for advertising or marketing the Products or disclosing the Products in the Company’s filings with the Securities and Exchange Commission. Professional shall, prior to production or distribution, be given the opportunity to approve any and all uses of the Image, including but not limited to products and marketing materials which include the Image, which approval shall not be unreasonably withheld. If Professional or his representative does not respond to any request for approval within 48 hours, such use of the Image shall be deemed approved. The Company shall not use the Image in any way or in any format without Professional’s prior written approval. Images which have been previously approved may be used by the Company for any purposes authorized under this Agreement without the need to seek new approvals; provided, that if Professional notifies the Company of any change in Professional’s sponsors, any images which were previously approved and include the logo, name or other mark of any prior sponsor shall no longer be used by the Company.

3. Services. During the Term, Professional shall provide the following services (the “Services”) to the Company:

a. Wear the cbdMD logo on each of the left and right side of Professional’s headwear in a size and depiction mutually agreed by the parties but not to exceed three inches in length and one inch in height; Professional warrants he shall wear such headwear at all competitive PGA Tour golf competitions (“PGA Tour Events”), photo and film shoots and all other appropriate public events worldwide where he wears golf attire; provided, however, that if it is necessary or appropriate for Professional to wear alternative headwear or no headwear in connection with the representation of any team (e.g. Ryder Cup or President’s Cup) or any lifestyle photo shoot or appearance, then Professional shall use his best efforts to timely notify the Company and such actions shall not be a breach of this Agreement;

b. Each calendar year during the Term, attend three production days of eight hours in duration each, to be held at locations and at times mutually agreed upon by the parties, with such location to be near Professional’s location pursuant to his travel schedule; notwithstanding that a production day can also be replaced with another, mutually agreeable use of Professional’s time, limited to a maximum of eight hours in duration, such as an 18 hole round of golf with Professional.

c. Make a minimum of 18 posts regarding the Products during each calendar year during the Term to one or more of Professional’s official social media accounts, which may include accounts on Facebook, Twitter, Instagram and/or accounts on other social media platforms; Professional shall cooperate with the Company to post items and content as reasonably requested by the Company, which shall at a minimum include the Company designated platform alias or other identifiers as may be reasonably requested by the Company;

d. Each calendar year during the Term, attend four retail visits or meet and greets at golf events, in duration of no more than 30 minutes each (not including travel time to and from), to be held at locations and at times mutually agreed upon by the parties, with such location to be near Professional’s location pursuant to his travel schedule;

e. Carry one or more Products (e.g., cbdMD Gummies) of Professional’s choice in Professional’s golf bag during play at PGA Tour Events;

f. Subject to Section 4(b), play in at least 18 total PGA Tour Events, four of which shall be the four majors (the “Majors”) and 14 of which shall be other PGA Tour Events, wearing the headwear required in Section 3(a) of this Agreement, in each of calendar years 2020, 2021 and 2022;

g. Cause Professional’s caddie to wear the cbdMD logo on the collar of his shirt in a size and depiction mutually agreed by the parties at all PGA Tour Events in which Professional competes during the Term;

h. Provide the Company with admission tickets to PGA Tour Events in which Professional is playing when such tickets are available from time to time;

i. Provide the Company with 25 autographed items, per calendar year, to include cbdMD branded visors; and

j. Subject to Section 8, the Company shall be permitted to publish an official announcement or press release on PR Newswire and other media outlets of its choosing, declaring the Company as “The Official CBD partner of Bubba Watson”; as well as make additional announcements during the Term as mutually agreed.

4. Company and Professional Obligations.

a. In exchange for the Services and the license granted to the Company in Section 2, during the Term the Company shall pay the Professional an aggregate fee (the “Fee”) of Four Million Nine Hundred Sixty-Seven Dollars ($4,967,000), payable as follows:

i. An aggregate of Two Million One Hundred Thousand Dollars ($2,100,000) shall be paid as follows:

A. $240,000 shall be paid for the period beginning on the Effective Date and ending on the December 31, 2020, in six monthly installments of $40,000 each;

B. $300,000 shall be paid for the period beginning on January 1, 2021 and ending on June 30, 2021 in six monthly installments of $50,000 of each;

C. $450,000 shall be paid for the period beginning on July 1, 2021 and ending on December 31, 2021 in six monthly installments of $75,000 each;

D. $510,000 shall be paid for the period beginning on January 1, 2022 and ending on June 30, 2022 in six monthly installments of $85,000 each; and

E. $600,000 shall be paid for the period beginning on July 1, 2022 and ending on December 31, 2022 in six monthly installments of $100,000 each.

ii. An aggregate of Two Million Eight Hundred Sixty-Seven Thousand Dollars ($2,867,000) shall be paid as follows:

A. $1,400,000 shall be paid through the issuance of 700,000 restricted shares (the “Stage 1 Payment”) of the common stock, par value $0.001 per share, of cbdMD, Inc. (the “Common Stock”) as soon as practicable following the date of this Agreement but no later than July 15, 2020;

B. $800,000 shall be paid between July 1, 2021 and December 31, 2021 (the “Stage 3 Payment”), which such amount is payable in the sole discretion of the Company either in cash or in restricted shares of Common Stock with a per share value based upon the VWAP of the Common Stock as reported on the NYSE American LLC or the principal exchange on which its Common Stock is then listed or quoted for the 10 trading days ending five trading days prior to the date of issuance. No later than July 1, 2021, the Company shall notify Professional as to whether the Stage 3 Payment will be paid in cash or in stock. If the Stage 3 payment will be paid in cash, then it shall be paid in six equal monthly installments beginning on July 1, 2021. If the Stage 3 Payment will be paid in shares of Common Stock, then the shares of Common Stock shall be issued no later than July 15, 2021. When used herein, “VWAP” shall mean calculated by adding up the total dollars traded for every trade (price multiplied by the number of shares traded) and then dividing by the total shares traded; and

C. $667,000 shall be paid between July 1, 2022 and December 31, 2022 (the “Stage 5 Payment”), which such amount is payable in the sole discretion of the Company either in cash or in restricted shares of Common Stock with a per share value based upon the VWAP of the Common Stock as reported on the NYSE American LLC or the principal exchange on which its Common Stock is then listed or quoted for the 10 trading days ending five trading days prior to the date of issuance. No later than July 1, 2022, the Company shall notify Professional as to whether the Stage 5 Payment will be paid in cash or in stock. If the Stage 5 payment will be paid in cash, then it shall be paid in six equal monthly installments beginning on July 1, 2022. If the Stage 5 Payment will be paid in shares of Common Stock, then the shares of Common Stock shall be issued no later than July 15, 2022.

iii. Each monthly installment of the Fee during the Term if paid in cash pursuant to Sections 4(a)(ii)(B) and 4(a)(ii)(C) hereof shall be due on the first business day of each calendar month and shall be paid by wire transfer of immediately available funds to an account designated by Professional, except as provided below under Section 4(b). The Stage 1 Payment together with the Stage 3 Payment and/or the Stage 5 Payment, if paid in shares of Common Stock, shall be issued to Pro-Sport Productions LLC, a Florida limited liability company (the “Share Recipient”). Prior to the issuance of the stock certificates representing the Stage 1 Payment and the Stage 3 Payment and/or Stage 5 Payment if made through the issuance of shares of Common Stock to the Share Recipient, the Share Recipient shall execute a letter agreement in the form attached hereto as Exhibit A (the “Letter Agreement”) and incorporated herein by such reference containing customary investment representations and a leak-out agreement restricting the Share Recipient’s ability to sell, transfer or otherwise dispose of shares of Common Stock except as set forth therein. Professional acknowledges and affirms the representations and warranties made by the Share Recipient under the Letter Agreement.

b. In the event Professional plays in fewer than: (i) from 7/01/20 to 12/31/20 – 11 PGA Tour Events, three of which shall be Majors and (ii) in each of calendar year 2021 and 2022 - 18 PGA Tour Events, four of which shall be Majors and 14 of which shall be other PGA Tour Events, the portion of the Fee due to Professional in such year shall be reduced pro rata based upon the number of PGA Tour Events played; provided, however, that in the event Professional does not play in one or more Majors in a calendar year, Professional may instead play in two additional PGA Tour Events per missed Major during such calendar year as a replacement to each such missed Major. As an example only, if Professional plays in the four Majors and 12 additional PGA Tour Events during calendar year 2021, the portion of the Fee due to Professional for such calendar year would be reduced to $666,666.67 ($750,000 x 16/18 = $666,666.67). As an example only, if Professional does not play in the British Open in 2021, but plays in the other three Majors and 16 additional PGA Tour Events, the portion of the Fee due in 2021 shall not be reduced. As an example only, if Professional plays in only one Major and 18 other PGA Tour Events in 2021, the portion of the Fee due to Professional for such calendar year would be reduced to $708,333.33 ($750,000 x 17/18 = $708,333.33). If a portion of the Fee is required to be reduced pursuant to this Section 4(b), such reduction shall be made proportionately from the amount of cash paid to Professional and the value of the shares of Common Stock issued to Professional, if any. In the event the Fee is reduced by shares of Common Stock issued under the terms of Section 4(a)(ii), then such shares shall be cancelled and returned to the Company during the same calendar year such shares were issued, and shall be valued at the subject shares initial issuance VWAP. Fee payments under Section 4(a)(i) above for November and December shall be payable on or before February 1 to account for any adjustments under this Section 4(b).

c. The Company shall provide to Professional, at no charge, such quantities of Products as may be reasonably requested by Professional during the Term. The Products shall not contain tetrahydrocannabinol (“THC”) or any banned substance in an amount that may put Professional at risk of violating the rules or policies of the PGA Tour or any other governing body and must be as advertised and best-in-class products. The Company agrees that Professional shall have the right to independently test the Products, at an accredited and ISO-certified laboratory with experience in testing cannabinoid products, to determine whether they contain THC or other banned substances and are as advertised by the Company. In the event any test result shows unacceptable levels of THC or any other banned substance, the Company shall have the right to have a sample of the same Product tested. Any detection of THC in the products shall be re-tested a reasonable number of times in an ISO-certified lab. Further, any detection of THC shall be subject to the applicable margin of error and shall not be considered to contain THC if within the margin of error.

d. For each production day described in Section 3(b) of this Agreement, the Company shall reimburse Professional for the costs of his travel and accommodations in an amount not to exceed $10,000, with such costs to be pre-approved by the Company.

e. In exchange for the services provided by Professional’s caddie in Section 3(g), during the Term, the Company shall pay Professional’s caddie $2,000 per month by wire transfer of immediately available funds to the account designated by Professional on behalf of his caddie.

5. Exclusivity; Ownership. During the Term, Professional agrees not to endorse or permit the use of the Image in connection with the advertising or marketing of the Products made by or for an individual or entity other than the Company. Except as set forth in this Section 5, nothing in this Agreement shall be construed to prevent Professional from granting any other licenses for the use of the Image in any manner which do not violate the provisions of this Agreement, and Professional specifically reserves all rights not herein granted. The Company acknowledges and agrees that the Company shall have no right, title or interest in and to the Image except as expressly set forth in this Agreement.

6. Termination.

a. Professional may terminate this Agreement immediately in the event any of the following occurs: (i) the rules or policies of the PGA Tour or any other governing body prohibit or restrict the use of CBD products or any other substances contained in the Products in such a manner that Professional can no longer fulfill his obligations under this Agreement; (ii) the Company is adjudicated guilty by any government agency which causes material injury to Professional’s reputation; (iii) the Company commits a material violation of state or federal law; (iv) the Company is involved in any activity which causes material injury to Professional’s reputation or the Company’s reputation; (v) any Products are found to contain THC or any banned substance in an amount that may put Professional at risk of violating the rules or policies of the PGA Tour or any other governing body, or the Products are not as advertised by the Company; or (vi) the Company fails to make any payment to Professional by the date due, after notice and subject to a cure period of five business days. The Company may terminate this Agreement immediately in the event any of the following occurs: (A) Professional commits a material violation of state or federal law which causes material injury to Professional’s reputation; (B) Professional is involved in any activity which causes material injury to Professional’s reputation or the Company’s reputation; (C) Professional disparages the Company or the Products.

b. Subject to Section 6(a), either party may terminate or suspend this Agreement early in the event the other party breaches or is in default of any of the provisions of this Agreement if, during a 30 day period following the breaching party’s receipt of the non-breaching party’s written notice identifying the alleged breach of this Agreement, the breaching party fails to cure such alleged breach, or if not curable within a 30 day period, fails to diligently and reasonably continue to take all appropriate steps to cure such breach until such breach is cured.

c. Upon termination of this Agreement for any reason, no further payments shall be required, any monies paid in advance shall be returned to Company, all rights granted to the Company hereunder shall forthwith revert to Professional, and the Company shall cease any and all use of the Image and immediately remove the Image from the Company’s website, marketing materials, and any and all other products or materials. Notwithstanding anything to the contrary contained herein, Company shall not be required to remove materials containing the Image from Company’s social media accounts including, but not limited, to Facebook, Twitter, or Instagram channels; provided that Company may not republish, retweet, repost, highlight, comment upon, refresh, or otherwise draw attention to such posts beyond the Term; and provided, further, that the Company shall remove any posts containing the Image from the Company’s social media accounts as specifically identified and requested in writing by Professional. Company shall be permitted to continue to use the Image beyond the Term for purely internal purposes (provided the same do not create or imply a then-current relationship between Professional and Company) and shall be permitted to continue to use previously approved uses of the Image within “B2B” media kits for historical and archival purposes and historical filings with the Securities and Exchange Commission (provided the same do not create or imply a then-current relationship between Professional and Company).

7. Confidentiality. The parties understand and acknowledge that during the Term of this Agreement, each party may have access to and become acquainted with various pieces of Confidential Information relating to the other party. Accordingly, as a condition of this Agreement, the parties agree that they and their employees, agents, and representatives will at all times hold in strict confidence and not disclose Confidential Information to any third party unless authorized to do so by the other party in writing in advance. “Confidential Information” shall include all of Professional’s private information including, without limitation, the names, social security numbers, birth dates, anniversary dates, addresses, telephone numbers, fax numbers, business or employment information, banking information, financial information, credit information, personal references, and all other information regarding Professional or his family members which is not publicly known. In addition, “Confidential Information” shall include each party’s business and technical information, proprietary ideas, copyrights, and trade secrets; the terms of this Agreement; the communications and negotiations between the parties; and any other information either party receives or learns in the course of the personal or business relationship between the parties which is not publicly known. Notwithstanding anything to the contrary, Professional understands Company is publicly traded on the NYSE American LLC and subject to certain disclosure rules, and Professional agrees Company may make any required disclosures under such rules and regulations, including Securities and Exchange Commission rules and regulations.

8. Publicity. Neither party shall make or allow to be made any public announcement or statement concerning this Agreement or the business relationship between Professional and the Company without the prior written approval of the other party of the contents and circumstances of such announcement or except as otherwise required by law, including Securities and Exchange Commission rules and regulations.

9. No Assignment or Sublicense. This Agreement and all rights and duties hereunder may not be assigned, mortgaged, sublicensed or otherwise encumbered by either party, except with consent of the other party, which consent will not be unreasonably withheld.

10. Indemnification. Professional shall defend, indemnify and hold the Company, its affiliates and their respective shareholders, members, officers, managers, directors, employees and agents harmless against any losses, expenses, damages, claims, suits, actions, judgments and costs, including reasonable attorneys’ fees (collectively, “Losses”), arising out of claims, suits, or actions brought by third parties for any injury or damages resulting from activities performed by Professional under this Agreement or relating to the breach of any covenants, agreements, representations or warranties made by Professional in this Agreement. The Company shall defend, indemnify, and hold harmless Professional and his affiliates from all Losses arising out of any claims, suits or actions resulting from the manufacture, distribution, sale or use of the Products, or relating to the breach of any covenants, agreements, representations or warranties made by the Company in this Agreement.

11. Force Majeure. Neither party will be liable for, or will be considered to be in breach of or default under this Agreement on account of any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such party’s reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable efforts.

12. Relationship of the Parties. Professional is an independent contactor. Nothing in this Agreement shall be deemed to create or establish a joint venture, employer-employee relationship, partnership, principal-agent relationship, or the like between the parties. Professional shall be solely responsible for the payment of all foreign, federal, state and local sales taxes, use taxes, value added tax, withholding taxes, income tax, unemployment and workers’ compensation insurance premiums, and similar taxes and charges of any kind with respect to the compensation and the services provided under this Agreement. Further, nothing in this Agreement will give either party the power to bind the other without the other’s prior written consent, nor to make any representation that it has any such power.

13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given and received when delivered in person or three days after being mailed by U.S. mail, postage prepaid, certified or registered or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic transmission to the following addresses:

If to Professional:	Gerry L. “Bubba” Watson
c/o Pro Sport Management
6157 E. Indian School Road
Scottsdale, AZ 85251
Email: jmb@prosportmanagement.com

With a copy to:	Ballard Spahr, LLP
Attn: Laura C. Giles
1 E. Washington Street, Suite 2300
Phoenix, AZ 85004
Email: gilesl@ballardspahr.com

If to the Company:	cbdMD, Inc.
CBD Industries LLC
Legal Department
8845 Red Oak Blvd
Charlotte, NC 28217
Email: lance@cbdmd.com

With a copy to:	cbdMD, Inc.
Chief Financial Officer
8845 Red Oak Blvd
Charlotte, NC 28217
Email: mark@cbdmd.com

14. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of Arizona without regard to conflicts of law principles. The state or federal courts located in Arizona will be the exclusive venue for any action arising under this Agreement and the parties specifically consent to be subject to the personal jurisdiction of said courts.

15. Attorneys’ Fees. The prevailing party in any action under this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs in addition to any other damages or relief awarded by the court.

16. Entire Agreement; No Waiver. This Agreement revokes, replaces and supersedes the Original Agreement in its entirety and the parties acknowledge that no fees or obligations are outstanding under the Original Agreement. This Agreement contains the entire understanding and between the parties, and supersedes any and all prior agreements, representations, or promises. No modification, amendment, or waiver of or with respect to any provisions of this Agreement, nor consent to any departure by the parties from any of the terms or conditions thereof, shall be effective unless it shall be in writing and signed by the parties. No single or partial exercise of any right or remedy will preclude other or further exercise of such right or remedy or the exercise of any other right or remedy.

17. Severability. In the event any provision of this Agreement is found to be unenforceable, that provision will be severed and the remaining provisions of this Agreement shall continue to remain fully valid and effective.

18. Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by fax or email with the same enforceability as if such signature pages were originals delivered in person.

19. Survival. Upon the expiration of this Agreement, all of the obligations of the parties set forth in this Agreement intended by their nature to survive the Term shall so survive and continue for the maximum period allowed by law.

Agreed to and Accepted:

Professional /s/ Gerry L, Watson Gerry L. “Bubba” Watson	cbdMD, Inc. By: /s Martin A. Sumichrast Name: Martin A. Sumichrast
Title: co-Chief Executive Officer

CBD Industries LLC By: cbdMD, Inc., Managing Member

By: /s Martin A. Sumichrast
Name: Martin A. Sumichrast
Title: co-Chief Executive Officer

Exhibit A

Letter Agreement

July 7, 2020

cbdMD, Inc.
CBD Industries LLC
8845 Red Oak Boulevard
Charlotte, NC 28217

Ladies and Gentlemen:

In connection with that certain Endorsement Agreement dated July 7, 2020 (the “Endorsement Agreement”) by and among Gerry L. “Bubba” Watson (the “Professional”), cbdMD, Inc., a North Carolina corporation (the “Corporation”) and its wholly-owned subsidiary CBD Industries LLC, a North Carolina limited liability company (together, with the Corporation, the “Company”), the Professional has directed that a portion of Fee payable to him pursuant to the terms of the Endorsement Agreement through the issuance of shares of the Corporation’s Common Stock be paid to Pro-Sport Productions LLC, a Florida limited liability company (“Pro-Sport”). Pursuant to the terms of the Endorsement Agreement, and for other good and valuable consideration, Pro-Sport hereby represents, warrants and covenants to the Company as follows:

1.
The undersigned is acquiring the shares of Common Stock its own account with the present intention of holding such securities for purposes of investment, and it has no intention of distributing such shares of Common Stock, or selling, transferring or otherwise disposing of such shares of Common Stock in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America. The undersigned understands that (a) the shares of Common Stock will be “restricted securities,” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (b) such shares of Common Stock will be subject to restrictions on transfer and will be issued in reliance on exemptions for private offerings contained in Section 4(a)(2) of the Securities Act; (c) the Corporation has no obligation to so register the shares of Common Stock for resale; and (d) the shares of Common Stock may not be distributed, re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act at such time as the shares of Common Stock become eligible for resale by the undersigned.

2.
The undersigned has been provided access via the public website of the Securities and Exchange Commission (the “Commission”) at www.sec.gov/EDGAR with access to copies of the Corporation’s Annual Report on Form 10-K for the period ended September 30, 2019 and its other filings with the Commission (collectively, the “SEC Reports”), and represents and warrants that it has read and reviewed the SEC Reports.

3.
The undersigned is an accredited or otherwise sophisticated investor who has such knowledge and experience in financial, tax and other business matters as to enable it to evaluate the merits and risks of, and to make an informed investment decision with respect to, the shares of Common Stock. The undersigned, either alone or together with its advisors, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the issuance of the shares of Common Stock, to evaluate the merits and risks of an investment in the shares of Common Stock and to make an informed investment decision with respect thereto. The undersigned understands that its acquisition of the shares of Common Stock is a speculative investment, and the undersigned represents that it is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

4.
All documents, records, and books pertaining to the investment in the shares of Common Stock have been made available for inspection by the undersigned and its advisors, if any. The undersigned and its advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Corporation concerning the Common Stock and the business, financial condition, and results of operations of the Corporation, and all such questions have been answered by representatives of the Corporation to the full satisfaction of the undersigned and its advisors, if any. In evaluating the suitability of an investment in the Corporation, the undersigned has not relied upon any representation or other information (oral or written) other than as stated in the SEC Reports.

5.
The undersigned hereby irrevocably agrees that at such time as it is able to sell, transfer or otherwise dispose of the shares of Common Stock pursuant to the Securities Act, without the prior written consent of the Company the undersigned will limit such sale, transfer or other disposition of any nature of the shares of Common Stock to not more than 150,000 shares per calendar month.

7.
The undersigned hereby agrees that each outstanding certificate representing the shares of Common Stock shall, in addition to any other legends as may be required in compliance with Federal securities laws, bear legends reading substantially as follows:

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN SO REGISTERED OR CBDMD, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT REGISTRATION THEREOF FOR PURPOSES OF TRANSFER IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE.”

“THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LETTER AGREEMENT DATED JULY 7, 2020 BY AND BETWEEN CBDMD, INC., CBD INDUSTRIES LLC AND THE SHAREHOLDER LISTED ON THE FACE HEREOF. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF CBDMD, INC. UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LETTER AGREEMENT WHICH ARE SATISFACTORY TO CBDMD, INC. IN ITS SOLE DISCRETION.”

8.
The undersigned acknowledges that the terms of the Endorsement Agreement provide that all or a portion of the shares of Common Stock to be issued to Pro-Sport at the direction of the Professional are subject to return to the Corporation. The undersigned irrevocably convents that it will promptly cooperate with the Corporation and the Professional in the event any or all of such shares of Common Stock are to be returned to the Corporation for cancellation, and that it will promptly deliver such documents as the Corporation may reasonably request to effect such return and cancellation.

A copy of this Agreement shall be filed with Corporation’s transfer agent of record.

All terms not defined herein shall have the same meaning as in the Endorsement Agreement. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representative, successors and assigns of the undersigned.

Very truly yours,

Pro-Sport Productions LLC

By: /s/ Jens Beck
Jens Beck, Manager

Address:

_______________________________

_______________________________

Taxpayer ID No: _________________